Free Writing Prospectus	Filed pursuant to Rule 433
Dated May 16, 2018	Registration Nos. 333-206749
and 333-206749-07

***CNH 2018-A $774mm+ Priced***

Joint Leads: Citi (str), Rabo Securities and Soc Gen

Co-Managers: Mizuho Securities, MUFG, NatWest Markets, Wells Fargo Securities

CL	AMT($MM)	WAL	S&P/F	L.FNL	BENCH SPRD	YLD%	CPN%	Price
A1	173.00	0.37	A-1+/F1+	6/14/19	Yld%	2.450	2.45	100.00000
A2	262.00	1.14	AAA/AAA	8/16/21	EDSF +20	2.798	2.78	99.99801
A3	252.00	2.64	AAA/AAA	7/17/23	IntS +27	3.149	3.12	99.97852
A4	70.44	3.86	AAA/AAA	4/15/25	IntS +35	3.323	3.30	99.99926
B	17.44	3.89	AA-/A+	10/15/25	IntS +53	3.505	3.47	99.96488

TRANSACTION DETAILS:

* BBG Ticker: CNH 2018-A

* Registration: SEC-Registered

* Exp Ratings: S&P and Fitch

* Settle: 5/23/2018

* Min Denom: $1,000 x $1

* ERISA Eligible: Yes

* Bill & Deliver: Citi

* CUSIP A-1: 12652V AA5

A-2: 12652V AB3

A-3: 12652V AC1

A-4: 12652V AD9

B: 12652V AE7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at WWW.SEC.GOV.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.